UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 11, 2007

Accredited Home Lenders Holding Co.

(Exact name of Registrant as specified in its charter)

Delaware	001-32275	04-3669482
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15253 Avenue of Science, San Diego, CA 92128

(Address of principal executive offices) (Zip Code)

(858) 676-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

On May 11, 2007, Accredited Home Lenders Holding Co. (the “Company”) filed a Form 12b-25 in connection with the delayed filing of it’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Such 12b-25 contained the following disclosure regarding the results of operations and financial condition of the Company:

“The following information is preliminary, not complete and subject to change, pending completion of the audit by Squar Milner [Peterson, Miranda & Williamson, LLP (“Squar Milner”)] of the Company’s financial statements for the year ended December 31, 2006, as well as completion of the Company’s financial statements for the quarter ended March 31, 2007 and Squar Milner’s review of such financial statements.

Originations

The Company originated approximately $1.9 billion of mortgage loans in the U.S. and Canada during the quarter ended March 31, 2007, down 47%, from $3.6 billion for the comparable period in the prior year.

Loan Dispositions

As previously announced, the Company closed a $760 million asset-backed, on-balance sheet securitization on January 30, 2007 compared to a $ 1.0 billion securitization in the first quarter of 2006.

During the first quarter 2007, as previously disclosed, the Company sold approximately $3.5 billion in mortgage loans for cash. Of the $3.5 billion sold, approximately $800 million of loans were sold at a weighted average net price of 100.63% and $2.7 billion of loans, which included substantially all performing and non-performing loans in inventory on March 6, 2007, were sold at a substantial discount to par value and resulted in a pre-tax charge of approximately $160 million. During the comparable quarter of 2006, the Company sold $3.0 billion in mortgage loans at a weighted average net premium to par value of approximately 2.10%.

In March 2007, the Company signed a $400 million forward sale agreement, priced at 100.625%, for loans to be delivered in the second quarter.

Portfolio Performance and Loan Servicing

The Company’s servicing portfolio totaled approximately $9.1 billion at March 31, 2007. The serviced portfolio decreased approximately $500 million from approximately $9.6 billion at March 31, 2006. This was primarily due to the decline in the number and sizes of the Company’s securitizations in 2006 and 2007.

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Delinquent loans (30 or more days past due, including foreclosures and real estate owned) comprised 8.96% of the serviced portfolio at March 31, 2007, compared to 8.26% and 2.85% at December 31, 2006 and March 31, 2006, respectively.

Financial Results

As previously reported, the Company’s recent performance has been and continues to be negatively impacted by fierce pricing competition, ongoing product contraction, higher delinquencies and losses, and activities associated with the acquisition of Aames Investment Corporation that was effective on October 1, 2006.

Also as previously reported, the Company has been pursuing certain cost restructuring initiatives, including workforce reductions, as the result of lower loan origination volume and the turbulent mortgage industry. The Company has reduced its workforce from approximately 4,200 as of December 31, 2006, to approximately 2,900 as of March 31, 2007.

The Company anticipates a significant loss in the quarter ended March 31, 2007 compared to net income of $35.8 million for the comparable period in 2006. Among other items affecting the results for the quarter ended March 31, 2007, were the losses on loan dispositions in the first quarter, expenses associated with higher delinquencies and cost restructuring initiatives discussed above. As previously disclosed, the Company is evaluating the recoverability of tax assets and the amount of necessary valuation allowance. The Company believes that approximately $100 million is recoverable from taxes paid in prior years, and the realization of any additional tax benefit will be dependent on future taxable income.

Liquidity

The Company had more than $350 million of available cash on hand at March 31, 2007, which compared to approximately $300 million at March 31, 2006, primarily as a result of the previously announced $230 million term loan from Farallon Capital Management L.L.C. The Company is continuing to work with its financial and legal advisors to explore various strategic options that could include, but are not limited to, raising additional capital, a merger, or other strategic transaction.

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While the Company believes that it has considered all factors which may impact its results of operations, there can be no assurance that the Company has successfully identified all matters affecting those results or that additional adjustments will not be required prior to the completion of the Company’s financial statements for the three months ended March 31, 2007.

This Notification of Late Filing on Form 12b-25 contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, relating to the Company’s expected results for the three

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months ended March 31, 2007 and the Company’s expectations regarding its ability to file its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. These forward-looking statements involve a number of risks and uncertainties, including significant risks and uncertainties relating to the Company’s business, including the Company’s ability to successfully originate mortgage loans and profitably sell and/or securitize those loans, grow its portfolio, maintain liquidity, execute on strategic opportunities, remain in good standing with regulatory authorities, complete the audits of the Company’s financial statements and assessment of its internal controls over financial reporting, make other required SEC and regulatory filings and other risk factors as outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, its reports on Form 10-Q for the first, second and third quarters of 2006, and other documents filed by the Company with the SEC. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date: May 11, 2007

	By:	/s/ James A. Konrath
James A. Konrath
Chairman of the Board and Chief Executive Officer

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